UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

December 10, 2007

AMGEN INC.

(Exact name of registrant as specified in its charter)

Delaware	000-12477	95-3540776
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Amgen Center Drive Thousand Oaks, CA	91320-1799
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code

805-447-1000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appoint of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On December 10, 2007, the Compensation and Management Development Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of Amgen Inc. (“Amgen” or the “Company”) approved amendments to the Amended and Restated Amgen Inc. Performance Award Program (the “Performance Program”) for grants of outstanding and future awards of performance units under the Performance Program. The amendments modify the definition of “retirement eligible” under the Performance Program to now mean when a participant is at least sixty-five (65) years of age or when a participant is at least fifty-five (55) years of age and has at least ten years of service with the Company or an affiliate. In addition, the amendments provide that a participant in the Performance Program who is “retirement eligible”, and retires from the Company, is eligible to the full payout of all outstanding awards of performance units granted in prior years receive and a pro-rated payout of the award of performance units made in the year of retirement, if any. All payouts of awards under the Performance Program to participants upon retirement are made at the conclusion of the performance cycle for the applicable grant. The Company established the Performance Program as a long-term, stock-based pay for performance program under the Amended and Restated Amgen Inc. 1991 Equity Incentive Plan designed to focus executives on achieving sustained superior operating results and delivering value to stockholders.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits.

10.1	Amended and Restated Amgen Inc. Performance Award Program (effective December 10, 2007)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMGEN INC.

Date: December 13, 2007	By:	/s/ David J. Scott
	Name:	David J. Scott
	Title:	Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Document Description

10.1	Amended and Restated Amgen Inc. Performance Award Program (effective December 10, 2007)

4